SCHEDULE 14A INFORMATION

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Charlotte Russe Holding, Inc.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 7, 2006

Dear Stockholder:

It is my pleasure to invite you to the Annual Meeting of Stockholders of Charlotte Russe Holding, Inc. to be held at our corporate offices, 4645 Morena Boulevard, San Diego, California, on Tuesday, February 7, 2006, at 9:00 a.m., for the following purposes:

1.	To elect six directors to hold office until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified in accordance with the by-laws of the Company.

2.	To consider and act upon a proposal to increase by 1,000,000 shares the aggregate number of shares available for issuance under the Company’s 1999 Equity Incentive Plan.

3.	To transact any and all other business that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed Monday, December 30, 2005 as the record date for the annual meeting. Only holders of record at the close of business on that day will be entitled to vote at the annual meeting or any adjournment of the annual meeting. All stockholders are invited to attend the meeting.

To insure your representation at the meeting, please complete and mail your Proxy Card in the return envelope provided, as soon as possible.

By Order of the Board of Directors,

JENNIFER L. BOLINGER Secretary

San Diego, California

January 10, 2006

4645 Morena Boulevard; San Diego, California 92117    •    Phone (858) 587-1500    •    Fax (858) 875-0345

CHARLOTTE RUSSE HOLDING, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The Board of Directors of Charlotte Russe Holding, Inc., a Delaware corporation, is soliciting the enclosed proxy card from our stockholders. The proxy will be used at our Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, February 7, 2006 at our corporate offices, 4645 Morena Boulevard, San Diego, California 92117.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote, and describes voting procedures.

We use several abbreviations in this proxy statement. We refer to our company as “Charlotte Russe” or the “Company.” We call our Board of Directors the “Board.” References to “fiscal 2005” mean our 2005 fiscal year, which began on September 26, 2004 and ended on September 24, 2005.

Who May Attend and Vote?

Our Board of Directors is sending this proxy statement on or about January 10, 2006 to all of our stockholders as of the record date, December 30, 2005. Stockholders who owned Charlotte Russe common stock at the close of business on December 30, 2005 are entitled to attend and vote at the annual meeting. On the record date, we had approximately 22,377,734 shares of our common stock issued and outstanding each of which is entitled to one vote. We had 22 record stockholders as of the record date, and we believe our common stock is held by more than 3,500 beneficial owners.

How Do I Vote?

As a stockholder, you have the right to vote on certain business matters affecting our company. The two proposals that will be presented at the annual meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One” and “Proposal Two”. Each share of Charlotte Russe common stock you own entitles you to one vote. The enclosed proxy card indicates the number of shares you own.

By signing and returning the proxy card according to the enclosed instructions, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. In this way, your shares will be voted even if you are unable to attend the meeting. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. However, if your shares are held in the name of your broker, bank or other nominee, you must bring a statement or letter from the nominee authorizing you to vote the shares you beneficially own and indicating that you are the beneficial owner of the shares on December 30, 2005, the record date of the meeting.

What Does the Board of Directors Recommend?

If you submit the proxy card but do not indicate your voting instructions, the persons named as proxies on your proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends that you vote:

•	FOR the six nominees for director identified in Proposal One; and

•	FOR the proposal to increase by 1,000,000 shares the aggregate number of shares available for grant under the Company’s 1999 Equity Incentive Plan identified in Proposal Two.

What Vote Is Required for The Proposals?

Consistent with Delaware law and the Company’s by-laws, the holders of a majority of the shares entitled to vote on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. The six nominees for directors who receive the greatest number of votes properly cast (known as a plurality of the votes) will be elected as directors. The affirmative vote of the majority of votes cast is required for the increase in the number of shares available under the 1999 Equity Incentive Plan. Funds affiliated with Apax Partners, L.P., which own an aggregate of 5,719,829 shares, intend to vote for both proposals and each nominee recommended by the Board of Directors.

Shares represented by proxies that indicate an abstention or a “broker non-vote” (that is, shares represented at the Annual Meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter) will be counted as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Shares indicating an abstention and shares indicating a broker non-vote, however, will not constitute votes cast at the meeting and thus will have no effect on the outcome.

May I Change My Vote After I Return My Proxy Card?

Yes. Any stockholder has the right to revoke his or her proxy at any time before it is voted by: (1) attending the meeting and voting in person; (2) by filing with our Secretary a written instrument revoking the proxy; or (3) delivering to our Secretary another newly executed proxy bearing a later date.

PROPOSAL ONE: ELECTION OF DIRECTORS

The Board of Directors

Under our current certificate of incorporation and by-laws, our Board of Directors determines the number of our directors. We currently have six directors.

The Election

The six directors whose regular terms of office expire at the upcoming Annual Meeting have been nominated for reelection to our Board of Directors. Information about these directors is given below. If elected, each director would serve until the next annual meeting, until his successor is elected and qualified, or until his earlier death, removal, or resignation.

The Board of Directors has no reason to believe that any of the listed nominees will not serve if elected. If, however, any nominee cannot or will not serve as a director, the persons named on your proxy card may vote for a substitute nominee designated by the Board.

Set forth below is information concerning each of the nominees for director.

Name	Age	Experience; Principal Occupation; Directorships of Other Public Companies
Bernard Zeichner	61	Mr. Zeichner has been a Director since September 1996. He currently serves as Chairman of the Board of Directors, and was our President from May 1996 to June 2001 and our Chief Executive Officer from September 1996 to July 2003. Prior to joining the Company, he was President of the retail division of Guess? from 1993 to 1995. Prior to that, Mr. Zeichner was employed by Contempo Casuals, serving as President from 1982 to 1993 and as Chief Executive Officer from 1989 to 1993. From 1977 to 1982, Mr. Zeichner was Executive Vice President of Joske’s of Texas, a department store chain.

Mark A. Hoffman	56	Mr. Hoffman has served as a Director since July 2003. Mr. Hoffman was promoted to President and Chief Executive Officer in July 2003, after having served as Senior Executive Vice President and Chief Operating Officer since August 2001. From June 1999 through May 2001, Mr. Hoffman was Chief Operating Officer for Pacific Sunwear of California, Inc. From 1994 to 1999, Mr. Hoffman was employed by Claire’s Stores where he was President and Chief Operating Officer of the Claire’s Accessories business. Previously, he was President and CEO of Accessory Place from 1990 to 1994 and was Executive Vice President of Country Road Australia from 1988 to 1990. Mr. Hoffman began his retailing career in 1978 with May Department Stores, and he entered specialty retailing in 1984 at Ann Taylor where he held the position of Chief Financial Officer.

Paul R. Del Rossi	63	Mr. Del Rossi has been a Director since January 2000. He currently serves as Chairman for Northfork Partners, LLC. Until 2002, he served as Chairman of General Cinema Theatres and General Cinema International. From 1983 through 1997, he was President and CEO of General Cinema Theatres. Prior to joining General Cinema, Mr. Del Rossi was Senior Vice President of the Venture Capital Group at The Boston Company and was a management consultant with Arthur D. Little.

Name	Age	Experience; Principal Occupation; Directorships of Other Public Companies
Allan W. Karp	50	Mr. Karp has been a Director since September 1996. He is co-CEO of Apax Partners, L.P. after having joined the firm in April 2005. Mr. Karp was previously a partner of Saunders Karp & Megrue Partners, LLC, since co-founding the firm in 1990, which serves as the general partner of SKM Partners, L.P., which serves as the general partner of SK Equity Fund, L.P. and SK Investment Fund, L.P. Previously, he was a Principal in the Merchant Banking Department of Morgan Stanley & Co., Inc. Mr. Karp also serves on boards of directors of S.B. Restaurant Co., Inc., UpToDate, Inc., Miller’s Ale House, Cafe Rio Holding, Inc., Comark, Inc., and Spyder Active Sports, Inc.

Leonard H. Mogil	59	Mr. Mogil has been a Director since August 2001. Mr. Mogil joined Phillips-Van Heusen Corporation in 1989 and held executive positions until his retirement in August 2001 from the position of Group Executive Vice President of Retail Operations. Prior to joining Phillips-Van Heusen, Mr. Mogil held executive positions at various commercial and retail organizations, including Gertz Department Stores, Block’s Department Stores and Joske’s of Texas. He began his professional career at the accounting firm of Touche Ross & Co. where he became a Certified Public Accountant.

Mark J. Rivers	40	Mr. Rivers has been a Director since April 2005. Mr. Rivers currently serves as the Chief Executive Officer of Brix & Company, a boutique retail, real estate and marketing company. Before founding Brix & Company in 2002, Mr. Rivers held executive positions with the Mills Corporation, a leading NYSE real estate investment trust, beginning in 1996 and leading up to his appointment as Executive Vice President and Chief Strategic Officer in 1998. Prior to the Mills Corporation, Mr. Rivers held key positions with DeBartolo Entertainment, and New City Development (an affiliate of Mirage Resorts). Mr. Rivers also serves on the board of directors for Harrys of London, a UK-based luxury shoe retailer.

Recommendation:	Our Board of Directors recommends that you vote “FOR” the election of each nominee named above.

Information Concerning the Board of Directors and Its Committees

During fiscal 2005, our Board of Directors held eight meetings. A majority of our Board of Directors of the Company are “independent” directors as defined in Rule 4200(a)(15) of the listing standards of the National Association of Securities Dealers (“NASD”). Specifically, four of the six directors are independent, including Messrs. Del Rossi, Karp, Mogil and Rivers. During part of fiscal 2005, both Messrs. David Oddi and Thomas Gould served on our Board of Directors and each also qualified as being independent directors during their tenure. The Board of Directors has two standing committees: the Audit Committee and the Compensation Committee. Each of our directors attended at least 75% of the aggregate of the meetings of the Board of Directors and of each committee of which he is a member. Although the Company does not have a formal policy regarding attendance by the Board of Directors at the annual meetings of the Company, all members of the Board of Directors attended the 2005 Annual Meeting.

The Audit Committee, which currently consists of Messrs. Del Rossi, Mogil and Rivers, held thirteen meetings during fiscal 2005. Mr. Gould was a member of this Committee until his retirement from the Board of Directors in October 2005. The Board of Directors has determined that all audit committee members qualify as audit committee financial experts as defined by Item 401(h) of Regulation S-K and are “independent” as defined in the NASD listing standards. The Audit Committee currently assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the financial reports of the Company, its financial policies, procedures and reporting process, the audit process, and the Company’s system of financial and operating controls. A copy of the charter of the Audit Committee can be found on the Internet on Company’s website at www.charlotte-russe.com. The Audit Committee’s activities during fiscal 2005 are described in the section entitled “Report of the Audit Committee.”

The Compensation Committee, which currently consists of Messrs. Karp and Rivers, held six meetings during fiscal 2005. Mr. Oddi was a member of this committee until his resignation from the Board of Directors in April 2005. The duties of the Compensation Committee are (i) to exercise the power of the Board of Directors with respect to the administration of, and grant of awards under, the Company’s 1999 Equity Incentive Plan and (ii) to review and establish compensation practices and policies for the officers of the Company.

The Company does not have currently have a standing Nominating Committee, nor does it have a charter for a Nominating Committee. The Board of Directors believes that a formal Nominating Committee is not necessary because its size and composition allow it to adequately identify and evaluate qualified candidates for directors. All potential nominees are considered by the entire Board of Directors. The Company does not have a formal policy for consideration of director candidates recommended by stockholders because the Board of Directors believes it can consider any such stockholder-recommended candidates on an ad hoc basis. The procedure for suggesting a potential nominee for director is described under the caption “Stockholder Proposals, Etc.” later in this proxy statement. The Board of Directors will evaluate stockholder-recommended candidates under the same criteria as internally generated candidates. Although the Board does not currently have formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important qualifying criteria.

Our non-employee directors currently receive an annual fee of $15,000 plus $500 for each board of director meeting and telephonic meeting attended. Audit Committee members receive $1,000 for each committee meeting attended and $500 for each telephonic meeting attended. The Audit Committee chairman receives an additional $2,000 annual fee. Any director may waive these fees, and in fiscal 2005, Messrs. Karp and Oddi waived them. Directors who are employees of the Company are not entitled to any fees or additional compensation for service as members of the Board of Directors or any of its committees. All directors are reimbursed for reasonable travel and other expenses of attending meetings of the Board of Directors and committees of the Board of Directors. In addition, each non-employee director is eligible to participate in the 1999 Equity Incentive Plan. In fiscal 2005, Messrs. Del Rossi, Gould, and Mogil each received options to purchase 2,500 shares of common stock, and Mr. Rivers received options to purchase 10,000 shares of common stock.

Information about ownership of the Company’s securities by the nominees for director is included under the heading “Security Ownership of Certain Beneficial Owners and Management.”

EXECUTIVE OFFICERS

The names and business experience of the executive officers of the Company who are not also directors are set forth below.

Name	Age	Position
Daniel T. Carter	49	Executive Vice President, Chief Financial Officer

Mr. Carter joined us in June 1998 as our Executive Vice President and Chief Financial Officer. Prior to joining us, from September 1997 through May 1998, Mr. Carter was Chief Financial Officer for Advanced Marketing Services, a publicly traded company that wholesales books to Costco and Sam’s Club. From 1986 to September 1997, Mr. Carter was employed by The Price Company, the operator of Price Clubs, and follow-up entities, serving as Senior Vice President for PriceCostco and Chief Financial Officer for Price Enterprises. Mr. Carter is a Certified Public Accountant.

Summary Compensation Table

The following table sets forth all compensation for the last three completed fiscal years awarded to, earned by, or paid to our chief executive officer and those four other executive officers whose total annual salary and bonus was the greatest during fiscal 2005 for all services rendered in all capacities to the Company and its subsidiaries.

	Annual Compensation				Long Term Compensation Awards
Name and Principal Position at Fiscal Year End					Securities Underlying Options (#)	All Other Compensation($)
	Fiscal Year		Salary ($)	Bonus ($)
Bernard Zeichner Chairman of the Board	2005 2004 2003		200,000 200,000 489,423	— 50,000 —	— 25,000 —	63,606 54,005 58,264	(1) (1) (1)

Mark A. Hoffman President and Chief Executive Officer	2005 2004 2003		583,053 556,789 445,000	— 294,306 —	100,000 — 150,000	59,876 58,756 9,044	(2) (2) (2)

Daniel T. Carter Executive Vice President, Chief Financial Officer	2005 2004 2003		305,538 290,254 278,385	17,500 71,500 10,000	60,000 — 15,000	1,423 1,918 1,254	(3) (3) (3)

Donna D. Desrosiers Former Executive Vice President, GMM—Charlotte Russe	2005 2004 2003	(5)	169,325 282,692 —	— 175,000 —	— 50,000 —	46,342 42,887 —	(4) (4)

(1)	Amounts represent (i) life insurance premium reimbursement of $23,942; (ii) value of an automobile leased by the Company for Mr. Zeichner’s use of $11,800, $7,375 and $7,373 in fiscal 2005, 2004 and 2003, respectively; (iii) reimbursement for personal income tax impact of these items of $24,837, $21,762 and $26,947 in fiscal 2005, 2004 and 2003, respectively; and, (iv) contributions made by the Company on behalf of the named executive officer to its 401(k) Plan and other compensation of $3,027, $2,387 and $845 in fiscal 2005, 2004 and 2003, respectively.
(2)	Amounts represent (i) life insurance premium reimbursement of $25,000 in fiscal 2005 and fiscal 2004; (ii) automobile allowance of $15,000, $16,384 and $9,000, in fiscal 2005, 2004 and 2003, respectively; (iii) relocation expenses paid by the Company of $24 in fiscal 2003; (iv) reimbursement for personal income tax impact of these items of $17,372, $17,372 and $20 in fiscal 2005, 2004 and 2003, respectively; and, (v) contributions made by the Company on behalf of the named executive officer to its 401(k) Plan and other compensation of $2,504, $2,192 and $2,838 in fiscal 2005, 2004 and 2003, respectively.
(3)	Amounts represent contributions made by the Company on behalf of the named executive officer to its 401(k) Plan and other compensation.
(4)	Amounts represent relocation expenses paid by the Company of $27,805 and $25,732 in fiscal 2005 and 2004, respectively; and, reimbursement for personal income tax impact of this item of $18,537 and $17,155 in fiscal 2005 and 2004, respectively.
(5)	Ms. Desrosiers joined the Company in October 2003 and departed in December 2004.

Option Grants in Last Fiscal Year

The following table sets forth the individual grants of stock options made by the Company during the fiscal year ended September 24, 2005 to our executive officers.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal 2005	Exercise Price	Expiration Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%
Mark A. Hoffman	100,000	17.0%	$14.35	8/9/15	$902,464	$2,287,020
Daniel T. Carter	30,000	5.1%	$10.57	2/4/15	$199,422	$505,376
Daniel T. Carter	30,000	5.1%	$14.35	8/9/15	$270,739	$686,106

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table summarizes for each of our executive officers (i) the total number of shares received upon exercise of stock options during the fiscal year ended September 24, 2005, (ii) the aggregate dollar value realized upon such exercise, (iii) the total number of unexercised options, if any, held at September 24, 2005 and (iv) the value of unexercised in-the-money options, if any, held at September 24, 2005. In-the-money options are options where the fair market value of the underlying securities exceeds the exercise or base price of the option. The aggregate value realized upon exercise of a stock option is the difference between the aggregate exercise price of the option and the fair market value of the underlying stock on the date of exercise. The value of unexercised, in-the-money options at fiscal year-end is the difference between the exercise price of the option and the closing sale price of a share of common stock on September 24, 2005, which was $13.93. With respect to unexercised, in-the-money options, actual gains, if any, realized on exercise will depend on the value of the common stock on the date of exercise.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 24, 2005		Value of Unexercised In-the-Money Options at September 24, 2005
			Exercisable	Unexercisable	Exercisable	Unexercisable
Bernard Zeichner	—	—	352,500	12,500	$3,528,200	—
Mark A. Hoffman	—	—	208,000	237,000	$183,000	$274,500
Daniel T. Carter	—	—	100,000	85,000	$583,260	$175,540

Employment Arrangements with Executive Officers

On August 31, 2003, we entered into an employment agreement with Mr. Zeichner that remains effective for one year, automatically extended for successive one year terms until terminated by either party. Under the terms of the employment agreement, Mr. Zeichner has agreed to serve as Chairman of the Board and to perform such executive-level duties as assigned by the Company or its Board of Directors. Mr. Zeichner will receive an annual base salary of $200,000, an annual incentive bonus, and certain medical and other benefits for the term of the agreement. The incentive bonus is determined at the discretion of the Board of Directors. If Mr. Zeichner’s employment is terminated without cause or Mr. Zeichner resigns his position as a consequence of material breach of the employment agreement or the Stockholders Agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

We entered into an employment agreement with Mr. Hoffman dated July 9, 2003 that, as amended, remains effective through the last day of the Company’s 2007 fiscal year. Under the terms of the employment agreement, Mr. Hoffman has agreed to serve as Chief Executive Officer of our operating subsidiary and as a member of the Board of Directors of the Company and each subsidiary. For fiscal 2006, Mr. Hoffman will receive an annual base salary of $606,375, an annual incentive bonus and certain medical and other benefits for fiscal years 2006 and 2007. The incentive bonus will be based on a percentage of up to 0.75% of the Company’s earnings before interest, taxes, depreciation and amortization, depending on the growth in such earnings. If Mr. Hoffman’s employment is terminated without cause or Mr. Hoffman resigns his position as a consequence of material breach of the employment agreement, he will be entitled to one year of his base salary at the time of termination, payable in 12 equal monthly installments.

We have entered into an “at-will” employment agreement with Mr. Carter under which he will receive an annual base salary, as adjusted, of $318,000. He is entitled to participate in the management bonus program and the benefit programs offered to employees of the Company. If Mr. Carter’s employment is terminated for a reason other than cause, as defined in his employment contract, he is entitled to 12 months of severance benefits, subject to reduction in the event of obtaining new employment prior to the end of the severance period.

Compensation Committee Interlocks and Insider Participation

None of our executive officers has served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee. Messrs. Karp and Oddi, members of the Compensation Committee during all or part of fiscal 2005, were also partners of Apax Partners, L.P., during the same periods which receives an annual fee of $250,000 in exchange for its financial advisory services, as set forth in Certain Relationships and Related Transactions.

Compensation Committee Report

The Compensation Committee of the Board of Directors is currently composed of two outside directors, Messrs. Karp and Rivers. The Compensation Committee is responsible for setting and administering the policies governing executive officer compensation, including cash compensation and stock ownership programs. The goals of the Company’s compensation policy are to attract and retain executive officers who contribute to the Company’s overall success, by offering compensation that is competitive in the retail apparel industry for similarly sized companies, to motivate executives to achieve business objectives and to reward them for their achievements. The Company generally uses salary, incentive compensation and stock options to meet these goals.

Salary. The Compensation Committee sets the salary for the Company’s Chief Executive Officer within the range of salary that is competitive for similar positions in comparable companies in the retail apparel industry, based in part on a review of industry salary surveys and other publicly available information. The Committee uses the median of the range of base salaries for comparable companies as a target for the Chief Executive Officer’s base salary level, and adjusts this amount based on the Chief Executive Officer’s experience, tenure, performance and level of equity ownership in the Company.

Incentive Compensation. The Company has developed an incentive bonus program under which the Company’s employees are eligible to receive incentive cash bonuses equal to a percentage of their base salary based on annual performance goals set by the Compensation Committee. The Company’s Chief Executive Officer approves which employees will be eligible to participate in the incentive bonus program. Generally, bonuses are intended to reward the employees when the Company achieves its business objectives. The Chief Executive Officer is entitled to bonuses in accordance with his employment contract.

Equity Compensation. The Compensation Committee believes that employee equity ownership provides additional motivation to maximize value for the Company’s stockholders. Since stock options are granted at market price, the value of the stock options is wholly dependent on an increase in the price of the Company’s common stock. The Compensation Committee believes, therefore, that the stock options align the interests of the employees with those of the stockholders. In general, awards to employees are made taking into account the anticipated contributions by such employees in helping the Company achieve its strategic goals and objectives.

Compensation Committee of

The Board of Directors

Allan W. Karp

Mark J. Rivers

Audit Committee Report

The Audit Committee of the Board of Directors currently consists of three outside directors, Messrs. Del Rossi, Mogil, and Rivers, each of whom is an independent director as defined in the NASD listing standards. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the financial reports of the Company, its financial policies, procedures and reporting process, the audit process and the Company’s system of financial and operating controls. A copy of the charter of the Audit Committee can be found on the Internet on the Company’s website www.charlotte-russe.com.

The Audit Committee has reviewed and discussed with the Company’s management the audited financial statements for fiscal 2005. The Audit Committee has also discussed with Ernst & Young LLP, the independent auditors of the Company, various matters related to the financial statements, including those matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, AU 380). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by the Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with Ernst & Young LLP its independence.

Based on the review and discussion described in the immediately preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 24, 2005 for filing with the Securities and Exchange Commission.

Audit Committee of

The Board of Directors

Paul R. Del Rossi

Leonard H. Mogil

Mark J. Rivers

PROPOSAL TWO :    INCREASE SHARES AVAILABLE UNDER 1999 EQUITY INCENTIVE PLAN

Our Board of Directors and stockholders approved the 1999 Equity Incentive Plan in July 1999. A total of 2,250,000 shares have been reserved for issuance under the plan. By the terms of the plan, the Compensation Committee may amend the 1999 Equity Incentive Plan, provided that any amendment approved by the Compensation Committee which requires stockholder approval in order to ensure favorable federal income tax treatment for any incentive stock options under Internal Revenue Code Section 422, is subject to obtaining the approval of our stockholders. The Compensation Committee voted to approve amendments to the Plan to increase by 1,000,000 shares the aggregate number of shares of common stock for which stock options may be granted under the Plan. The Compensation Committee believes that the increase is advisable to give us the flexibility needed to attract, retain and motivate our employees.

Summary of 1999 Equity Incentive Plan

Our Board of Directors and stockholders adopted the 1999 Equity Incentive Plan, effective upon the completion of our initial public offering. The 1999 Equity Incentive Plan, which is administered by the Compensation Committee, provides for the grant of a variety of stock and stock-based awards and related benefits, including stock options, restricted and unrestricted shares, deferred stock performance awards and rights to receive cash or shares with respect to an increase in value of our common stock. The 1999 Equity Incentive Plan’s eligibility criteria are intended to encompass those employees, officers, directors and consultants who are in a position to make a significant contribution to the success of Charlotte Russe.

The 1999 Equity Incentive Plan permits the grant of options that qualify as incentive stock options and nonqualified options. The Compensation Committee of the Board of Directors determines the option exercise price of each incentive stock option. In the case of incentive stock options, however, the exercise price may not be less than 100% of the fair market value of the shares on the date of grant.

In general, and except as otherwise determined by the Compensation Committee, all rights under awards granted pursuant to the 1999 Equity Incentive Plan to which the participant has not become irrevocably entitled will terminate upon termination of the participant’s employment, consulting or service relationship with us. No award granted under the 1999 Equity Incentive Plan, other than an award in the form of an outright transfer of cash or unrestricted stock, may be transferred other than by will or by the laws of descent and distribution. During a person’s lifetime an award requiring exercise may be exercised only by the participant, or in the event of the participant incapacity, the person legally appointed to act on the participant’s behalf.

Subject to adjustment for stock splits and similar events, the total number of shares of common stock that can be issued under the 1999 Equity Incentive Plan is 2,250,000. If this Proposal Two is adopted, the total number of shares of common stock that can be issued under the plan will be 3,250,000 shares. The maximum number of shares of common stock as to which options or stock appreciation rights may be granted to any participant in any one calendar year is 200,000. There are currently options to acquire 1,771,200 shares of our common stock outstanding under the 1999 Equity Incentive Plan.

Recommendations:    The Board of Directors recommends that you vote “FOR” approval of Proposal Two.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Company’s common stock owned as of the close of business on December 30, 2005, by the following persons: (i) each person who is known by the Company to own more than 5% of the outstanding shares of common stock; (ii) each director and executive officer; and (iii) all directors and executive officers as a group. Unless otherwise indicated below, to the Company’s knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent that authority is shared by spouses. Unless otherwise indicated, each person listed below maintains a mailing address of c/o Charlotte Russe Holding, Inc., 4645 Morena Boulevard; San Diego, CA 92117. The information on beneficial ownership in the table and footnotes thereto is based upon data furnished to the Company by, or on behalf of, the persons listed in the table.

	Shares Beneficially Owned
Name Of Beneficial Owner	Number	Percent
Directors and Executive Officers

Bernard Zeichner (1)	199,272	*
Mark A. Hoffman (2)	236,000	*
Daniel T. Carter (2)	125,613	*
Paul R. Del Rossi (2)	6,500	*
Allan W. Karp (3)	112,629	*
Leonard H. Mogil (2)	21,000	*
W. Thomas Gould (2)	35,500	*
David J. Oddi	15,000	*

All executive officers and directors as a group, including those named above (8 persons)	701,014	3.1%

Five Percent (5%) Stockholders

Apax Funds (4) 445 Park Avenue New York, NY 10022	7,685,269	31.6%

Snow Capital Management LP (5) 2100 Georgetowne Drive Suite #400 Sewickley, PA 15143	2,089,605	9.3%

S.A.C. Capital Advisors LLC (5) 72 Cummings Point Road Stamford, CT 06902	1,541,763	6.9%

*	Denotes less than one percent
(1)	Includes 124,272 shares held by the Living Trust and 75,000 shares of common stock subject to options exercisable within 60 days of December 30, 2005. Mr. Zeichner is the trustee of the Living Trust.
(2)	Includes shares of common stock subject to options exercisable within 60 days of December 30, 2005, as follows: Mr. Hoffman, 212,000 shares; Mr. Carter, 116,000 shares; Mr. Del Rossi, 5,000 shares; Mr. Mogil, 20,000 shares; and Mr. Gould, 22,500 shares.
(3)	Excludes the shares of common stock owned by the Apax Funds. See Note 4.
(4)	Includes (a) 5,660,157 shares of common stock owned by the SK Equity Fund, L.P., (b) 59,672 shares of common stock owned by SK Investment Fund, L.P. (together with SK Equity Fund, L.P., the “Apax Funds”) and (c) 1,965,440 shares of common stock which may be acquired by the Apax Funds pursuant to the exercise of warrants. SKM Partners, L.P. is the general partner of each of SK Equity Fund, L.P. and SK Investment Fund, L.P. Saunders Karp & Megrue Partners, LLC serves as the general partner of SKM Partners, L.P.

(5)	Information provided is based on filings with the Securities and Exchange Commission made under Section 13(f) of the Securities and Exchange Act of 1934 (the “Act”). Reflects the number of shares over which the holder has “investment discretion,” as defined in Section 3(a)(35) of the Act.

Stockholder Return Presentation

Set forth below is a line graph comparing the cumulative total return on the Company’s common stock against the cumulative total return of the Standard & Poor’s 500 Index and the Standard & Poor’s Specialty Retailers Index for the period commencing on October 20, 1999 (the date of pricing of the Company’s common stock in its initial public offering) and ending on September 24, 2005, assuming in each case that $100 was invested on October 20, 1999 and that all dividends were reinvested. The Company’s stock price on the Nasdaq National Market was $13.93 on September 24, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

The Company, the Apax Funds and Mr. Bernard Zeichner have entered into a Stockholders Agreement. This agreement provides that (1) so long as the Apax Funds own at least 25% of the total outstanding shares of common stock, they will have the right to nominate three directors and designate the Chairman of the Board of Directors and (2) as long as the Apax Funds own at least 1,820,735 shares of common stock, including shares of stock issuable upon the exercise of outstanding warrants, they will have the right to nominate two directors and include one director elected by the Apax Funds on each committee of the Board of Directors. The Stockholders Agreement grants Mr. Zeichner certain tag along rights in the event of a private sale by the Apax Funds of their shares of common stock. The Stockholders Agreement also grants, subject to limitations and exceptions, demand and piggyback registration rights to the Apax Funds and piggyback registration rights to Mr. Zeichner. The Company is responsible for certain costs of registered offerings in which shares are sold by the Apax Funds and Mr. Zeichner.

The stockholders agreement provides for Apax Partners, L.P., an affiliate of the Apax Funds, to render financial advisory services, including review and analysis of operational results and budgets, to us in exchange for an annual fee of $250,000, payable in advance, plus reimbursement for out-of-pocket expenses. This fee terminates when the Apax Funds own less than 1,820,735 shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten-percent beneficial stockholders are required by SEC regulation to furnish to the Company copies of all Forms 3, 4 and 5 they file. Based solely on the Company’s review of copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten-percent beneficial owners complied on a timely basis with all filing requirements applicable to them with respect to transactions during fiscal 2005, except that Form 4’s were filed late for option grants to Messrs. Carter and Rivers, and a Form 3 was filed late for Mr. Rivers.

CODE OF ETHICS

We have adopted a code of ethics for our principal executive officer, principal financial officer and other individuals performing similar accounting and finance functions for us. This code of ethics is available via the Internet on our website at www.charlotte-russe.com. In the future, should amendments to the code of ethics be required, such amendments will also be posted on our website.

PROXY SOLICITATION COSTS

The Company will bear all the costs of the solicitation of proxies. Our Board of Directors may arrange with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons, and the Company may reimburse them for the reasonable out-of-pocket expenses incurred in so doing. In addition to the solicitation of proxies by mail, the Company may use the services of its directors, officers and regular employees (who will receive no compensation therefor in addition to their regular salaries) to solicit proxies personally or by mail or telephone.

INDEPENDENT AUDITORS

Our Audit Committee selected the firm of Ernst & Young LLP as independent auditors for the Company’s financial statements for the fiscal years ending September 24, 2005 and September 30, 2006, respectively. The Company expects that a representative of Ernst & Young LLP will be present at the annual meeting, available to respond to appropriate questions and will have the opportunity to make a statement if he or she desires to do so.

The following table sets forth the aggregate fees billed to us for the fiscal years 2005 and 2004 by Ernst & Young LLP:

	2005	2004
Audit fees	$635,415	$232,500
Audit-related fees	—	10,000
Tax fees	12,000	12,000
All other fees	—	8,200

Total	$647,415	$262,700

“Audit fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated financial statements included in Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, review of our interim consolidated financial statements included in quarterly Form 10-Q reports, and for services that are normally provided by the auditor in connection with statutory and regulatory filings.

“Audit-related fees” in fiscal 2004 relate to professional services rendered in connection with preparation for the financial and reporting standards associated with the requirements of the Sarbanes-Oxley Act of 2002.

“Tax fees” relate to professional services rendered in connection with preparation of the Puerto Rico tax return.

“All other fees” relate to professional services other than services reported above, none of which related to financial information system design and implementation services.

The Audit Committee is required to pre-approve the audit and non-audit services performed by our independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. The Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Committee at its next scheduled meeting. The Audit Committee pre-approved all of the non-audit services provided by our independent auditors in fiscal 2005.

STOCKHOLDER PROPOSALS, ETC.

Stockholders may present proposals for inclusion in the 2006 Proxy Statement and form of proxy relating to that meeting provided they are received by our Secretary no later than September 15, 2006 and are otherwise in compliance with applicable Securities and Exchange Commission regulations.

Stockholders wishing to communicate generally with our Board of Directors may direct any communications to the attention of the Chairman of the Board, at the Company’s corporate offices at 4645 Morena Boulevard; San Diego, California 92117. The Company reserves the right to modify this communication process at any time, and any such modifications will be posted on the Internet on the Company’s website at www.charlotte-russe.com.

Stockholders wishing to submit candidates for potential nomination as directors to be elected at the 2007 Annual Meeting should submit the candidate’s name and other relevant information to the attention of the Chairman of the Board, at the address described above. While the Board does not currently have a formal deadline for considering stockholder nominee suggestions, suggestions should be submitted by the September 15, 2006 deadline for submitting stockholder proposals in order to allow adequate time for consideration in advance of the preparation of proxy materials for the 2007 Annual Meeting.

OTHER MATTERS

The Board of Directors has no knowledge of any other matter that may come before the annual meeting and does not, itself, currently intend to present any other such matter. However, if any such other matters properly come before the meeting or any adjournment of the meeting, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY

CHARLOTTE RUSSE HOLDING, INC.

4645 Morena Boulevard

San Diego, California 92117

The undersigned stockholder of Charlotte Russe Holding, Inc., a Delaware corporation (the “Company”), hereby appoints Bernard Zeichner and Allan W. Karp and each of them, as proxies for the undersigned with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held on Tuesday, February 7, 2006 at 9:00 a.m. Pacific Standard Time, and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and revokes any proxy heretofore given with respect to such meeting.

This proxy is being solicited by the Board of Directors of the Company. The votes entitled to be cast by the undersigned will be cast as instructed below. If this proxy is executed but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” the following Proposals:

(Continued and to Be Signed on the Reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

				Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐
		FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed below
1. ELECTION OF DIRECTORS:		☐	☐	WITHHELD FOR: (To withhold to vote for any individual nominee, write the nominee’s name in the space provided below.)
01 Bernard Zeichner	04 Allan W. Karp
02 Mark A. Hoffman	05 Leonard H. Mogil
03 Paul R. Del Rossi	06 Mark J. Rivers

2. PROPOSAL: To increase by 1,000,000 shares the aggregate number of shares available under the Company’s 1999 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐	Note: The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting.
I plan to attend the meeting. ☐
Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

Signature(s)	Dated

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é    FOLD AND DETACH HERE    é